UNIQUE CASUAL RESTAURANTS, INC.
                               One Corporate Place
                                55 Ferncroft Road
                             Danvers, Massachusetts
                                 (978) 774-6606
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held On December 9, 1997


         The Annual Meeting of Stockholders of Unique Casual Restaurants, Inc. (the "Company") will be held at the Tara Hotel, 50 Ferncroft Road, Danvers, Massachusetts on Tuesday, December 9, 1997, at 10:00 a.m., local time, for the following purposes:

1.   To elect two Class I Directors of the Company; and

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only stockholders of record at the close of business on November 5, 1997 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

         We hope you will be represented at the meeting by signing and returning the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person. The vote of every stockholder is important and the Board of Directors of the Company appreciates the cooperation of stockholders in promptly returning proxies in order to help limit expenses incidental to proxy solicitation.

                                              By Order of the Board of Directors


                                                     CHARLES W. REDEPENNING, JR.
                                                     Secretary

Danvers, Massachusetts
November 7, 1997

                         UNIQUE CASUAL RESTAURANTS, INC.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                December 9, 1997

         The enclosed proxy is solicited by the Board of Directors of Unique Casual Restaurants, Inc., a Delaware corporation (the "Company), from the holders of shares of the Company's common stock, par value $.01 per share ("Common Stock"), to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Tara Hotel, 50 Ferncroft Road, Danvers, Massachusetts on Tuesday, December 9, 1997 at 10:00 a.m., local time, and at any adjournment thereof. This Proxy Statement and the enclosed Form of Proxy will be mailed to the Company's stockholders on or about November 10, 1997.

         The Company's principal executive office is located at One Corporate Place, 55 Ferncroft Road, Danvers, Massachusetts 01923-4001. The Company's telephone number at its principal executive office is (978) 774-6606.

         The Company was formed in May 1997 in connection with a series of transactions effected by the Company's former holding company, DAKA International, Inc.("DAKA"), whereby (a) DAKA distributed to its shareholders all of the shares of capital stock of the Company to accomplish the spin-off of DAKA's restaurant businesses, consisting of the Fuddruckers and Champps Americana restaurant chains, DAKA's Specialty Concepts segment, including The Great Bagel & Coffee Company, and certain other assets and liabilities of DAKA, and (b) DAKA's foodservice business was sold to a U.S. subsidiary of Compass Group PLC through a tender offer for all outstanding shares of capital stock of DAKA and a subsequent merger. The transactions described in clauses (a) and (b) are collectively referred to herein as the "Spin-Off Transaction" and are described in detail in the Company's registration statement on Form 10, as amended, filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Form 10"). Definitive binding agreements with respect to the Spin-Off Transaction were signed on May 27, 1997 and the Spin-Off Transaction was completed on July 17, 1997. Although the Spin-Off Transaction was not completed until after the end of DAKA's fiscal year ended June 29, 1997, unless otherwise noted for purposes of this Proxy Statement it is assumed that the Company was in existence as stated above in the form in which it emerged from the Spin-Off Transaction throughout the fiscal year ended June 29, 1997. However, insofar as the Company is in most respects the successor to DAKA, in compliance with applicable law and the regulations of the Securities and Exchange Commission, this proxy statement discloses a variety of one-time events and transactions which either relate to the business of DAKA during the fiscal year ended June 29, 1997 or are a direct consequence of the Spin-Off Transaction, such as the payment of severance to officers of DAKA whose employment was terminated upon the completion of the Spin-Off Transaction and the roll-over of outstanding employee stock options to acquire shares of common stock of DAKA into options to acquire shares of Common Stock.

         Disclosures in this Proxy Statement with respect to the compensation paid to directors and executive officers of the Company include compensation paid to them during the fiscal year ended June 29, 1997 and, if applicable, during prior periods by DAKA.

                               VOTING AND PROXIES

         Only holders of shares of Common Stock of record at the close of business on November 5, 1997 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On such date, the Company had outstanding 11,503,070 shares of Common Stock, each of which is entitled to one vote on each matter submitted to a vote of stockholders.

         Pursuant to the Company's By-laws, the presence, in person or by proxy, of at least a majority of the total number of outstanding shares of capital stock of the Company issued and outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the Company's Annual Meeting. Abstentions, votes withheld with respect to director nominees and "broker non-votes" (i.e. shares represented at the Annual Meeting held by brokers or nominees with respect to which instructions have not been received from beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) shall be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. With respect to the election of directors, the Company's By-laws provide that such election shall be determined by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

         The Board of Directors recommends that all stockholders vote FOR the election to the Board of Directors of the nominees named in this proxy statement. Properly executed proxies will be voted in accordance with the directions indicated thereon. If no direction is indicated thereon, the shares will be voted: (1) FOR the election to the Board of Directors of the nominees named in this proxy statement; and (2) in the discretion of the persons named as proxies, upon such other matters as may properly come before the Annual Meeting.

         Any stockholder giving a proxy has the power to revoke such proxy at any time before it is voted by appearing and voting in person at the Annual Meeting, by delivering a later-dated proxy, or by delivering to the Secretary of the Company a written revocation of such proxy prior to the exercise of such proxy.

                      PRINCIPAL AND MANAGEMENT STOCKHOLDERS

         The following table sets forth certain information, as of October 20, 1997, with respect to each person known by the Company to be the beneficial owner of more than 5% of any class of the voting stock of the Company, each director of the Company, executive officers included in the Summary Compensation Table below, and all directors and executive officers of the Company as a group:

                                                                                 Common Stock
                                                                                 ------------
                                                                           Amount and
                                                                            Nature of
Name and Address of                                                        Beneficial         Percent
Beneficial Owner                                                          Ownership(1)        Of Class
----------------                                                          ------------        --------
William H. Baumhauer..............................................      224,973(2)              2.0%
Allen R. Maxwell..................................................      399,231(3)              3.5
Dean P. Vlahos....................................................      401,000                 3.5
E.L. Cox..........................................................        8,968(4)                *
Erline Belton.....................................................        4,380(5)                *
Alan D. Schwartz..................................................        8,880(6)                *
Joseph W. O'Donnell...............................................        3,780(7)                *
David G. Parker...................................................             ___                *
Earl Benson.......................................................             ___                *
K.C. Moylan.......................................................        3,440                   *
Timothy R. Barakett(8)............................................      966,100(9)              8.4
Douglas A. Hirsch(10).............................................      719,800(11)             6.3
Barrow, Hanley, Mewhinney & Strauss, Inc.(12).....................      579,600(13)             5.0
All directors and executive
  officers as a group (10) persons................................    1,081,871(14)             9.2%

-------------------
*        Less than 1%

(1) Beneficial share ownership is determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote such security or the power to dispose of such security. The amounts set forth in the table as beneficially owned include shares owned, if any, by spouses and relatives living in the same home as to which beneficial ownership may be disclaimed. The amounts set forth in the table as beneficially owned include shares of Common Stock which directors and executive officers have the right to acquire pursuant to previously granted options exercisable within 60 days of October 20, 1997.

(2)  Includes 187,000 shares of Common Stock issuable upon exercise of options.

(3)  Includes 35,000 shares of Common Stock issuable upon exercise of options.

(4)  Includes 7,000 shares of Common Stock issuable upon exercise of options.

(5)  Includes 4,000 shares of Common Stock issuable upon exercise of options.

(6)  Includes 8,500 shares of Common Stock issuable upon exercise of options.

(7)  Includes 1,500 shares of Common Stock issuable upon exercise of options.

(8) The address of the beneficial owner is 590 Madison Avenue, 32nd Floor, New York, NY 10022.

(9) This information is based on a Schedule 13D/A, dated July 11, 1997, filed by Timothy R. Barakett with the Securities and Exchange Commission.

(10) The address of the beneficial owner is c/o Seneca Capital Advisors LLC, 830 Third Avenue, 14th Floor, New York, NY 10022.

(11) Includes 569,800 shares beneficially owned by Seneca Capital Advisors LLC and Seneca Capital Investments, LLC, of which Mr. Hirsch is a controlling person. Includes 150,000 shares with respect to which Mr. Hirsch disclaims beneficial ownership. This information is based on a Schedule 13D, dated June 23, 1997, filed by Seneca Capital Advisors LLC on behalf of Douglas Hirsch with the Securities and Exchange Commission.

(12) The address of the beneficial owner is 3232 McKinney Avenue, 15th Floor, Dallas, TX 75204-2429.

(13) This information is based on a Schedule 13G, dated February 13, 1997, filed by Barrow, Hanley, Mewhinney and Strauss, Inc. with the Securities and Exchange Commission.

(14) Includes 264,000 shares of Common Stock issuable upon exercise of options.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         The Board of Directors consists of seven members. The seven directors are divided into three classes, with the directors of each class elected to three-year terms. One class stands for election at each annual meeting of the Company's stockholders. Two Class I directors will be elected at the Annual Meeting to hold office for three years or until their respective successors are elected and qualified. Three Class II and two Class III directors who are currently in office have one year and two years remaining in their respective terms. Unless otherwise specified in the enclosed proxy, the persons named in the enclosed proxy intend to vote the shares represented by each properly executed proxy FOR the election of the nominees named below. The Board of Directors has no reason to believe that either nominee will be unable to serve if elected. In the event either nominee shall become unavailable for election, the persons named in the enclosed proxy will vote such shares for the election of such other person as the Board of Directors may recommend.

Nominees for Class I Directors

         The Board of Directors has nominated the following persons for election as Class I directors for terms expiring in 2000:

                                    E.L. Cox
                                Allen R. Maxwell

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MR. COX AND MR. MAXWELL TO THE BOARD OF DIRECTORS.


         For more detailed information regarding Mr. Cox and Mr. Maxwell, see "Directors and Committees--Incumbent Directors."


                            DIRECTORS AND COMMITTEES

Incumbent Directors

         The following table sets forth certain information regarding current members of the Board of Directors:

                                                      Principal                 Director      Expiration
            Name                       Age           Occupation                   Since         of Term     Class

E. L. Cox..........................    70      Chairman of the Board and        September 1988   1997*        I
                                               Chief Executive Officer of
                                               the Michigan Accident
                                               Fund, Retired

Allen R. Maxwell...................    58      President and Chief Operating    September 1988   1997*        I
                                               Officer of Daka, Inc. and
                                               Chartwells, a division of
                                               Compass Group PLC

Erline Belton......................    52      President and Chief              December 1993    1998         II
                                               Executive Officer of
                                               The Lyceum Group

Joseph W. O'Donnell................    55      Partner, Osgood,                 August 1996      1998         II
                                               O'Donnell & Walsh

Dean P. Vlahos.....................    46      President and Chief              February 1996    1998         II
                                               Executive Officer, Champps
                                               Entertainment, Inc.

William H. Baumhauer                   49      Chairman, President and          September 1988   1999         III
                                               Chief Executive Officer of the
                                               Company and President of
                                               Fuddruckers, Inc.

Alan D. Schwartz                       47      Senior Managing Director         September 1988   1999         III
                                               of Corporate Finance for
                                               Bear, Stearns & Co., Inc.

----------------

*        Nominee for re-election at the Annual Meeting.

         The name, age and principal occupation during the past five years and other information concerning each director are set forth below:

         E. L. Cox, 70, has served as a director of the Company since May, 1997. Prior to the Spin-Off Transaction, Mr. Cox served as a director of DAKA since September 1988 and as a director of Fuddruckers, Inc. from June 1988 until November 1988. Mr. Cox served as Chairman and Chief Executive Officer of the Michigan Accident Fund from February 1990 until his retirement in August 1995. Prior thereto Mr. Cox served as Chairman and Chief Executive Officer of Michigan Mutual/Amerisure Companies and its affiliated insurance companies from May 1981 through January 1990. Mr. Cox is also a member of the Board of Directors of Comerica, Inc., a publicly-traded financial institution, and a director of various trade associations in the insurance industry.

         Allen R. Maxwell, 58, has served as a director of the Company since May, 1997. Prior to the Spin-Off Transaction, Mr. Maxwell served as President and Chief Operating Officer of DAKA since November 1990 and as a director since September 1988. Mr. Maxwell, one of the original founders of Daka, Inc., has served as its President since November 1988. Mr. Maxwell also serves as President and Chief Operating Officer of Chartwells, a division of Compass Group PLC.

         Erline Belton, 52, has served as a director of the Company since May, 1997. Prior to the Spin-Off Transaction, Ms. Belton served as a director of DAKA since December 1993. She has served as President and Chief Executive Officer of The Lyceum Group, a human resource consulting firm, since September 1992. She served as Senior Vice President of Human Resource and Organizational Development for Progressive Insurance Companies from April 1991 through September 1992. She also served as International Human Relations Director, as well as several other human resources positions, with Digital Equipment Corporation from 1978 through April 1991. Ms. Belton serves on the Board of Directors of: The National Leadership Coalition on AIDS; National Minority AIDS Coalition; Museum of African American History.

         Joseph W. O'Donnell, 55, has served as a director of the Company since May, 1997. Prior to the Spin-Off Transaction, Mr. O'Donnell served as a director of DAKA since August 1996. Mr. O'Donnell is a partner in the firm of Osgood, O'Donnell & Walsh. Mr. O'Donnell has served as Chairman and Chief Executive Officer of The J. Walter Thompson Company and Campbell-Mithun-Esty Advertising, Inc.

         Dean P. Vlahos, 46, has served as a director of the Company since May, 1997. Prior to the Spin-Off Transaction, Mr. Vlahos served as a director of DAKA since February 1996. Mr. Vlahos was the founder, and has been President and Chief Executive Officer of Champps Entertainment, Inc. since its inception in October 1988.

         William H. Baumhauer, 49, has served as Chairman of the Board, President and Chief Executive Officer of the Company since May, 1997. Mr. Baumhauer served as Chairman of the Board and Chief Executive Officer of DAKA since November 1990 and as a director since September 1988. He served as President and Chief Operating Officer of DAKA from September 1988 to November 1990. He has also served Fuddruckers, Inc. as Chairman of the Board since March 1985, President and Chief Executive Officer since January 1985 and as a director since July 1983.

         Alan D. Schwartz, 47, has served as a director of the Company since May, 1997. Prior to the Spin-Off Transaction, Mr. Schwartz served as a director of DAKA since September 1988 and as a director of Fuddruckers, Inc. from September 1984 until November 1988. Mr. Schwartz is Senior Managing Director--Corporate Finance of Bear, Stearns & Co., Inc., and a director of its parent, The Bear Stearns Companies, Inc. He has been associated with such investment banking firm for more than five years. Mr. Schwartz is also a director of Protein Databases, Inc. and a member of the Board of Visitors of the Fuqua School of Business at Duke University.

Meeting and Committees

         The Board of Directors of the Company has an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating Committee. During the fiscal year ended June 29, 1997, the Board of Directors held nine meetings, the Audit Committee held one meeting, and the Compensation Committee held one meeting. The Nominating Committee does not meet separately and its business is conducted at meetings of the full Board of Directors. Each director attended 75% or more of the aggregate of (a) the total number of meetings of the Board of Directors during fiscal year 1997, and (b) the total number of meetings held by all committees of the Board of Directors on which such director served during fiscal year 1997.

         The Audit Committee has the responsibility of selecting the Company's independent auditors and communicating with the Company's independent auditors on matters of auditing and accounting. The Audit Committee is currently composed of Ms. Belton and Messrs. Cox, O'Donnell and Schwartz.

         The Compensation Committee has the responsibility of reviewing on an annual basis all officer and employee compensation. The Compensation Committee is currently composed of Ms. Belton and Messrs. Cox, O'Donnell and Schwartz. The Compensation Committee also acts as the Stock Option Committee, and has the responsibility of administering the Company's 1997 Stock Option and Incentive Plan and the 1997 Stock Purchase Plan (collectively, the "Stock Option Plans").

Directors' Compensation

         In fiscal year 1997, non-employee Directors received a quarterly retainer of $3,000 and a fee of $1,000 per meeting attended, plus travel expenses. In connection with their agreement to serve on the Board of Directors of the Company following the Spin-Off Transaction, each non-employee director received in connection with the Spin-Off Transaction an option to purchase 2,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock as of the date of grant.

                             EXECUTIVE COMPENSATION

         Insofar as historical information on the executive compensation of the Company's officers as such is not available, the following tables provide information as to compensation paid by DAKA and its subsidiaries prior to the Spin-Off Transaction during each of the three previous fiscal years ending with the fiscal year ended June 29, 1997 to the Chief Executive Officer and the four other most highly compensated executive officers whose total salary and bonus for fiscal year 1997 exceeded $100,000. In addition, compensation information is provided with respect to one person whose employment terminated during the fiscal year.

                                             Summary Compensation Table

                                                                                     Long-Term
                                                                                   Compensation
                                               Annual                                 Awards
          Name and                          Compensation          Other Annual       Options/      All Other
     Principal Position          Year    Salary       Bonus       Compensation        SARs(1)     Compensation
     ------------------          ----    ------       -----       ------------    --------------- ------------

William H. Baumhauer.........    1997   $449,869
     Chairman and ...........    1996    369,558   $200,000                                       265,014(2)
     Chief Executive Officer.    1995    325,000    230,000

Dean P. Vlahos...............    1997    348,009
     President and Chief.....    1996    264,500
     Executive Officer.......    1995    236,000
     Champps Entertainment, Inc.

Allen R. Maxwell(3)..........    1997    270,211
     President and Chief.....    1996    254,527     50,000     $60,000(4)          30,000(5)
     Operating Officer.......    1995    248,850     50,000      60,000(4)           5,000

K.C. Moylan(6)...............    1997    163,130     50,000
     Chief Operating Officer,    1996    51, 923                                    21,000(7)
     Champps Entertainment, Inc. 1995

David G. Parker..............    1997    182,033
     Senior Vice President...    1996    172,160     25,000                         18,000(5)
     and Chief Administrative    1995    171,500     30,000                          1,500
     Officer
-----------------
Earl Benson(8)...............    1997     59,333                                                   125,000(9)
     Chief Financial.........    1996     61,538
     Officer.................    1995

-----------------

(1) Represents the number of options to acquire Common Stock granted during the fiscal year.

(2) Represents amounts earned under Mr. Baumhauer's long term incentive plan, which vested during fiscal 1997. In connection with the Spin-Off Transaction, the Company's Board of Directors determined to pay amounts due to Mr. Baumhauer pursuant to his long term incentive plan through the issuance of Common Stock of the Company rather than in cash. On July 23, 1997 the Company issued to Mr. Baumhauer 37,973 shares of Common Stock, having a value of $265,014 based on the average closing price of the Company's Common Stock during the period of July 21 through July 23, 1997.

(3) As of the completion of the Spin-Off Transaction, Mr. Maxwell continued to be a director of the Company, but was no longer an officer of the Company.

(4) In lieu of the receipt of senior executive stock options in fiscal 1992 in connection with the recapitalization of DAKA, DAKA provided to Mr. Maxwell an annuity for which DAKA paid to an insurance company $60,000 per year for five years, which payments commenced in fiscal year 1992 and ended in fiscal year 1996.

(5) Granted on August 1, 1995 pursuant to a long-term incentive plan for management pursuant to which the options will vest 100% on August 1, 1998. As issued, such options were options to purchase DAKA common stock and had an exercise price equal to $24.00 per share (the fair market price of DAKA common stock as of the date of grant) with respect to one third of the options granted, $25.80 per share with respect to another one third of the options granted and $27.60 per share with respect to the remaining one third of the options granted. As converted pursuant to the terms of the Spin-Off Transaction, such options became options to purchase Common Stock of the Company and have an exercise price equal to $11.57 per share with respect to one third of the options granted, $12.44 per share with respect to another one third of the options granted and $13.30 per share with respect to the remaining one third of the options granted.

(6)  Mr. Moylan became an employee of the Company in February, 1996.

(7) Granted on February 19, 1996 pursuant to a long term incentive plan for management pursuant to which the options will vest 100% on February 19, 1999. As issued, such options were options to purchase DAKA common stock and had an exercise price equal to $22.63 per share (the fair market price of DAKA common stock as of the date of grant) with respect to one third of the options granted, $24.32 per share with respect to another one third of the options granted and $26.02 per share with respect to the remaining one third of the options granted. As converted pursuant to the terms of the Spin-Off Transaction, such options became options to purchase Common Stock of the Company and have an exercise price equal to $10.91 per share with respect to one third of the options granted, $11.72 per share with respect to another one third of the options granted and $12.54 per share with respect to the remaining one third of the options granted.

(8) Mr. Benson became an employee of the Company on April 2, 1996. As of October 29, 1996, Mr. Benson was no longer an employee of the Company.

(9) Represents severance payments. Does not include $205,083 of relocation expenses reimbursed by the Company.


                          Option Grants in Fiscal 1997

                                                                                        Potential Realizable
                                                                                         Values at Assumed
                                                  % of                                 Annual Rates of Stock
                                              Total Options                             Price Appreciation
                                               Granted to     Exercise                    for Option Term
                                  Options     Employees in      Price    Expiration          (10 Years)
              Name                Granted      Fiscal Year    Per Share     Date       5% ($)          10% ($)
              ----                -------    ---------------  ---------     ----       ------          -------
                                  (1)          (1)            (1)         (1)          (1)             (1)

-----------------------

(1) There were no options granted in fiscal year 1997 to any of the named executive officers (as defined in Item 402 of Regulation S-K).


                    Aggregate Option Exercises in Fiscal 1997
                           and Year-End Option Values

                                                                                             Value of Outstanding
                                     Shares                    Number of Beneficial          In-the-Money Options
                                    Acquired       Value    Options at Fiscal Year-End(1)    at Fiscal Year-End(1)
            Name                   On Exercise   Realized   Exercisable  Unexercisable    Exercisable  Unexercisable
            ----                   -----------   --------   -----------  -------------    -----------  -------------
William H. Baumhauer                (2)           (2)        187,000       0               $2,051,520    $     0
Dean P. Vlahos                      (2)           (2)              0       0                        0          0
Allen R. Maxwell                    (2)           (2)         35,000       30,000             389,750     21,100
K.C. Moylan                         (2)           (2)              0       21,000                   0     28,070
David G. Parker                     (2)           (2)         32,500       18,000             338,745     12,660
Earl Benson                         (2)           (2)              0            0                   0          0

--------------

(1) In connection with the Spin-Off Transaction, each outstanding option to purchase DAKA stock was split into an option to purchase DAKA stock and an option to purchase Common Stock of the Company, as more fully described in the Form 10.

(2) There were no options exercised in fiscal year 1997 by any of the named executive officers (as defined in Item 402 of Regulation S-K).

                 Long-Term Incentive Plan--Award in Fiscal 1997

                                                       Performance
                                     Number of          or Other
                                   Shares, Units      Period Until          Estimated Future Payouts Under
                                     or Other          Maturation           Non Stock-Price-Based Plans
                Name                  Rights            or Payout        Threshold    Target       Maximum
                ----                  ------            ---------        ---------    ------       -------
William H. Baumhauer.........           (1)         June 30, 1997          (1)           (1)        (1)

-------------

(1) The long-term incentive plan implemented by DAKA's Board of Directors on July 3, 1994 for the Chief Executive Officer was designed to provide an incentive payment, payable at DAKA's option in the form of either cash or stock, equal to 2% of the increase in the market value of DAKA, as determined by the average 30 day trading price of DAKA Common Stock ("DAKA Common Stock") and the weighted average number of shares outstanding, from July 3, 1994 to June 30, 1997 in excess of 15% of the market value at June 30, 1994. As of June 30, 1997, Mr. Baumhauer's vested award under the plan amounted to 2% of the excess (if any) of (A) the market value of DAKA as of June 30, 1997 (determined based on the average aggregate trading price of the outstanding shares of DAKA Common Stock during the period beginning June 1, 1997 and ending June 30, 1997) over (B) $137,776,000. To take into account the impact of the Spin-Off Transaction on the operation of the plan, the Board of Directors resolved to treat Mr. Baumhauer's vested award as the equivalent of an option to acquire 228,260 shares of common stock of DAKA at a price of $12.07 per share. Upon the consummation of the Spin-Off Transaction such deemed option was canceled through the issuance to Mr. Baumhauer of 37,973 shares of the Company's Common Stock, having a value of $265,014 based on the average closing price of the Common Stock during the three trading days immediately following the completion of the Spin-Off Transaction.

Employment Agreements

         THE BAUMHAUER EMPLOYMENT AGREEMENT. DAKA entered into an employment agreement (the "Baumhauer Employment Agreement") with William H. Baumhauer which commenced on January 1, 1997 and provided for an initial term of three (3) years. After the Spin-Off Transaction, the Company assumed the Baumhauer Employment Agreement under the same terms and conditions and DAKA was released therefrom. The date of the agreement, however, was amended to be June 30, 1997. The Baumhauer Employment Agreement provides for automatic renewal each year so that the residual term of such agreement is never less than three years. Under the agreement, Mr. Baumhauer receives an annual base salary of $450,500, subject to adjustment at the discretion of the Board. The Baumhauer Employment Agreement further provides that in the event the Company terminates the executive's employment without "cause" (as defined therein) or the executive terminates his employment for "good reason" (as defined therein), the Company shall pay the executive an amount equal to the executive's cash compensation for three years. "Good reason" is defined in each agreement as (i) an assignment to the executive of duties other than those contemplated by the agreement, or a limitation on the powers of the executive not contemplated by the agreement, (ii) the removal of the executive from or failure to elect the executive to his named position, or
(iii) a reduction in the executive's rate of compensation or level of fringe benefits. "Cause" is defined in each agreement as the executive's (i) theft from or fraud on the Company, (ii) conviction of a felony or crime of moral turpitude, (iii) willful violation of the terms of the agreement, (iv) conscious disregard or neglect of his duties, or (v) willful and demonstrated unwillingness to perform his duties under the agreement.

         THE VLAHOS EMPLOYMENT AGREEMENT. DAKA, Champps and Dean Vlahos were parties to a five-year employment agreement for Mr. Vlahos (the "Vlahos Employment Agreement") which commenced on February 21, 1996. Following the Spin-Off Transaction, the Company succeeded DAKA as the guarantor of Champps' obligations under the Vlahos Employment Agreement under substantially the same terms and conditions. Under such agreement, Mr. Vlahos provides full-time services to Champps in the capacity of Chief Executive Officer and President and has the authority to control the operations of Champps so long as the average gross revenues per square foot of the Champps-owned restaurants is at least $400. During the period of Mr. Vlahos' full-time employment, Champps will pay Mr. Vlahos an initial base salary of $350,000 plus a bonus of 50% of his base salary if he attains certain targets established by the Board, which amount may be increased to up to 100% of his base salary if he exceeds such performance targets by margins determined by the Board. Twenty percent (20%) of the potential bonus payments for Mr. Vlahos were related to performance targets established for DAKA as a whole (prior to the Spin-Off Transaction) and eighty percent (80%) were related to performance targets established for Champps. Following the Spin-Off Transaction and the assumption of the Vlahos Employment Agreement, 20% of the potential bonus payments for Mr. Vlahos will relate to the Company as a whole and 80% will relate to performance targets established for Champps. If Mr. Vlahos leaves for "good reason," or is terminated by the Company without "cause," during the term of his employment contract, the Company will be obligated to pay Mr. Vlahos his remaining salary and bonus as severance.

"Good reason" is defined in such agreement as (i) an assignment to Mr. Vlahos of duties other than those contemplated by the agreement, or a limitation on the powers of Mr. Vlahos not contemplated by the agreement, (ii) the removal of Mr. Vlahos from or failure to elect Mr. Vlahos to his named position, or (iii) a reduction in Mr. Vlahos' rate of compensation or level of fringe benefits. "Cause" is defined in the agreement as Mr. Vlahos' (i) theft from or fraud on the Company, (ii) conviction of a felony, (iii) violation of the terms of the agreement, (iv) conscious disregard or neglect of his duties, or (v) demonstrated unwillingness to perform his duties under the agreement. In the event that Mr. Vlahos' employment is terminated for any reason other than by the Company for cause, Mr. Vlahos will be provided the right, subject to certain obligations to the Company, to establish a franchise for up to five Champps Americana restaurants anywhere in the world, but no such restaurant may be within a 20 mile radius of any other Champps restaurant, or in any territory that has been franchised or licensed by Champps.

         THE MAXWELL EMPLOYMENT AGREEMENT. Allen R. Maxwell entered into an employment agreement (the "Maxwell Employment Agreement") with DAKA which commenced on January 1, 1997. As required by Compass Group PLC as a condition of the Spin-Off Transaction, Mr. Maxwell released DAKA from such employment agreement. In consideration of such release, the Company has agreed to pay Mr. Maxwell an aggregate of $500,000 over three years commencing January 1, 1998. Effective as of the completion of the Spin-Off Transaction, Mr. Maxwell entered into a new employment agreement with DAKA on terms negotiated directly with Compass Group PLC.

Indemnification Agreements

         The Company has entered into Indemnification Agreements with certain of the executive officers of the Company and members of the Board who are not officers of the Company (the "Indemnitees"), pursuant to which the Company has agreed to advance expenses and indemnify such Indemnitees against certain liabilities incurred in connection with their services as executive officers and/or directors of the Company and in connection with their services as executive officers and/or directors of DAKA prior to the completion of the Spin-Off Transaction. In the event of a proceeding brought against an Indemnitee by or in the right of DAKA or the Company, such Indemnitee shall not be entitled to indemnification if such Indemnitee is adjudged to be liable to DAKA or the Company, as the case may be, or if applicable law prohibits such indemnification; provided, however, that, if applicable law so permits, indemnification shall nevertheless be made by the Company in such event if, and only to the extent that, the Court of Chancery of the State of Delaware, or another court in which such proceeding shall have been brought or is pending, shall determine.

         Under the terms of each Indemnification Agreement, the Company shall advance all reasonable expenses incurred by or on behalf of such Indemnitee in connection with any proceeding in which such Indemnitee is involved by reason of Indemnitee's service to the Company or by reason of Indemnitee's service to DAKA prior to the completion of the Spin-Off Transaction. Such statement shall include, among other things, an undertaking by or on behalf of such Indemnitee to repay any expenses so advanced if it shall be ultimately determined that such Indemnitee is not entitled to indemnification for such expenses.

Compensation Committee Report

         The Compensation Committee reviews and approves compensation levels for the Company's executive officers and oversees and administers the Company's executive compensation programs. All members of the Compensation Committee, listed at the end of this report, are outside directors who are not eligible to participate in the compensation programs that the Compensation Committee oversees except for non-discretionary option grants. See "--Directors' Compensation."

         PHILOSOPHY. The Compensation Committee believes that the interests of the Company's stockholders are best served when compensation is directly aligned with the Company's financial performance. Therefore, the Compensation Committee has approved overall compensation programs which award a competitive base salary, and then encourage exceptional performance through meaningful incentive awards, both short and long term, which are tied to the Company's performance.

         RESPONSIBILITIES. The responsibilities of the Compensation Committee include:

         o developing compensation programs that are consistent with and are linked to the Company's strategy;

         o assessing the performance of and determining an appropriate compensation package for the Chief Executive Officer; and

         o ensuring that compensation for the other executive officers reflects individual, team, and the Company's performance appropriately.

         PURPOSE. The Company's executive compensation programs are designed to:

         o         attract, retain, and motivate key executive officers;

         o link the interests of executive officers with stockholders by encouraging stock ownership;

         o support the Company's goal of providing superior value to its stockholders and customers; and

         o provide appropriate incentives for executive officers, based on achieving key operating and organizational goals.

         The Compensation Committee believes that the Company's executive compensation policies should be reviewed during the first quarter of the fiscal year when the financial results of the prior fiscal year become available. The policies should be reviewed in light of their consistency with the Company's financial performance, its business plan and its position within the restaurant industry, as well as the compensation policies of similar companies in the restaurant business. The compensation of individual executives is reviewed annually by the Compensation Committee in light of its executive compensation policies for that year.

         In setting and reviewing compensation for the executive officers, the Compensation Committee considers a number of different factors designed to assure that compensation levels are properly aligned with the Company's business strategy, corporate culture and operating performance. Among the factors considered are the following:

                  COMPARABILITY -- The Compensation Committee considers the compensation packages of similarly situated executives at companies deemed comparable to the Company. The objective is to maintain competitiveness in the marketplace in order to attract and retain the highest quality executives. This is a principal factor in setting base levels of compensation.

                  PAY FOR PERFORMANCE -- The Compensation Committee believes that compensation should in part be directly linked to operating performance. To achieve this link with regard to short-term performance, the Compensation Committee relies on cash bonuses which are determined on the basis of certain objective criteria and recommendations of the Chief Executive Officer.

                  EQUITY OWNERSHIP -- The Compensation Committee believes that equity-based, long-term compensation aligns executives' long-range interests with those of the stockholders. These long-term incentive programs are reflected in the Company's stock option plans. The Compensation Committee believes that significant stock ownership is a major incentive in building stockholder value and reviews grants of options with that goal in mind.

                  QUALITATIVE FACTORS -- The Compensation Committee believes that in addition to corporate performance and specific business unit performance, in setting and reviewing executive compensation it is appropriate to consider the personal contributions that a particular individual may make to the overall success of the Company. Such qualitative factors as leadership skills, planning initiatives and employee development have been deemed to be important qualitative factors to take into account in considering levels of compensation.

         ANNUAL CASH COMPENSATION. Annual cash compensation for the executive officers consists of a base salary and a variable, at-risk incentive bonus under the Company's Management Annual Incentive Plan.

         It is the Company's general policy to pay competitive base compensation to its executive officers. The Compensation Committee annually reviews and, if appropriate, adjusts executive officers' base salaries. In making individual base salary recommendations, the Compensation Committee considers the executive's experience, management and leadership ability and technical skills, his or her compensation history, as well as the performance of the Company as a whole and, where applicable, the performance of specific business units.

         Under the Management Annual Incentive Plan, each executive is assigned a target incentive award. This incentive award, or some portion thereof, is "earned" through a combination of four factors: the Company's performance, business unit performance, attainment of predetermined individual goals, and the level of personal/leadership impact. This evaluation process is not strictly quantitative, but is largely based on qualitative judgments made by the Chief Executive Officer related to individual, team, and the Company's performance.

         Under DAKA's CEO Long Term Incentive Plan Mr. Baumhauer was eligible to earn a percentage of an increase in DAKA's value, as measured by stock appreciation above a predetermined rate of return, over a specified three-year period. The amount due under the CEO Long Term Incentive Plan vested at the end of fiscal 1997. The Compensation Committee determined that, as a result of the Spin-Off Transaction, the Company would pay the amounts due under the under the CEO Long Term Incentive Plan through the issuance of Company stock.

         CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Baumhauer is employed by the Company pursuant to an employment contract. He participates in the compensation programs as outlined above. Mr. Baumhauer's total compensation for fiscal year 1997 reflects the Compensation Committee's view of his performance and leadership in increasing shareholder value through the Spin-Off Transaction and related restructuring, as well as the Compensation Committee's goal of maintaining his compensation at a level competitive with that of chief executives of companies comparable to the Company. Mr. Baumhauer was not awarded an annual incentive award, compared to an annual incentive award of $200,000 for the prior year.

         COMPENSATION OF OTHER OFFICERS. The Company's executive compensation program for other executive officers is described above, although the corporate business unit and individual performance goals and the relative weighting of the quantitative performance factors described above varies, depending upon the responsibilities of particular officers.

                                                     Erline Belton
                                                     E.L. Cox
                                                     Joseph W. O'Donnell
                                                     Alan D. Schwartz


                              CERTAIN TRANSACTIONS

         Joseph W. O'Donnell, a director of the Company, is a principal in Osgood, O'Donnell & Walsh, which provides marketing consulting services to the Company. During fiscal year 1997, the Company paid Osgood, O'Donnell & Walsh $63,231 for such services and related expenses. Mr. O'Donnell also owns a 16.66% interest in PulseBack, Inc. ("PulseBack"), a company in which the Company owns a 50% interest. PulseBack provides customer satisfaction measurement services to the Company. During fiscal 1997, the Company paid PulseBack $196,912 for such services.

         Bear Stearns acted as financial advisor to DAKA in connection with the Spin-Off Transaction and will receive a fee which the Company estimates to be approximately $1.8 million for such services. In the past Bear Stearns and its affiliates have provided financial advisory and financing services to DAKA and has received fees for rendering such services. Alan D. Schwartz is Senior Managing Director - Corporate Finance of Bear Stearns and a director of the Company.

                                PERFORMANCE GRAPH

         The Company's Common Stock was not traded on a public market during any part of fiscal year 1997. Accordingly, the performance graph is omitted.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish copies to the Company.

         Based upon a review of the reports furnished to the Company and representations made to the Company by its officers and directors, the Company believes that, during fiscal year 1997, its officers, directors and 10% beneficial owners complied with all applicable reporting requirements.


                                    AUDITORS

         The Board of Directors has selected the firm of Deloitte & Touche LLP as auditors of the Company for fiscal year 1997. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

                             EXPENSE OF SOLICITATION

         The cost of soliciting proxies will be borne by the Company. In addition, the Company will reimburse its transfer agent for charges and expenses in connection with the distribution of proxy materials to brokers or other persons holding stock in their names or in the names of their nominees and for charges and expenses in forwarding proxies and proxy materials to the beneficial owners. Solicitations may further be made by officers and regular employees of the Company, without additional compensation, by use of the mails, personal interview, telephone or telegraph.

                              STOCKHOLDER PROPOSALS

         Any stockholder desiring to present a proposal for inclusion in the Company's proxy statement in connection with its 1998 annual meeting of stockholders must submit the proposal so as to be received by the Secretary of the Company at the principal executive offices of the Company located at One Corporate Place, 55 Ferncroft Road, Danvers, Massachusetts 01923-4001, not later than July 10, 1998. In addition, in order to be included in the proxy statement, such a proposal must comply with the requirements as to form and substance established by applicable laws and regulations.

                                  OTHER MATTERS

         The Board of Directors is not aware of any other matter to be presented for action at the Annual Meeting; however, if any other matter is properly presented it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their judgment on such matter.

         THIS PROXY STATEMENT IS ACCOMPANIED BY THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR FISCAL YEAR 1997. ADDITIONAL INFORMATION IS CONTAINED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 29, 1997, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. THE COMPANY WILL FURNISH WITHOUT CHARGE TO ANY STOCKHOLDER A COPY OF ITS ANNUAL REPORT ON FORM 10-K UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, UNIQUE CASUAL RESTAURANTS, INC., ONE CORPORATE PLACE, 55 FERNCROFT ROAD, DANVERS, MASSACHUSETTS 01923-4001.

                                                     CHARLES W. REDEPENNING, JR.
                                                     Secretary
November 7, 1997